Christopher E. Kubasik Elected By Board Of Directors As Lockheed Martin's President And Chief Operating Officer

Bethesda, MD, October 15th, 2009 -- Lockheed Martin Corporation [NYSE: LMT] today announced that its Board of Directors has elected Christopher E. Kubasik to serve as president and chief operating officer, effective Jan. 1, 2010.

“Re-establishing the position of president and COO, and electing Chris Kubasik to that role, will strengthen oversight of program performance across the Corporation and take operational excellence to an even higher level as we support our customers in their global security missions," said Chairman, President and CEO Bob Stevens. "Chris is a talented and respected leader. He has performed with excellence in a variety of jobs with a wide array of responsibilities. I'm confident that – working with our business area leaders and their teams – he will ensure the flawless performance our customers expect."

In the new organizational alignment, Lockheed Martin’s four business area executive vice presidents, the senior vice president of Operations and Program Management and the CIO and vice president of Enterprise Business Services will report to Kubasik. "This new structure puts our businesses, their more than 3,000 programs, and the institutional mechanisms for improvement under Chris's operational oversight," Stevens said. "It's a structure that will strengthen our company, reinforce our ability to support our customers’ most difficult global security challenges, and prepare us to achieve a bright future.”

Stevens will continue as chairman and CEO and retain oversight of the remaining corporate staff functions. “In addition to extending our commitment to program performance and operational excellence," he said, "this new structure will enable me to devote greater attention to high-level customers and partners and to shape domestic and international business strategies. I also intend to increase my efforts to strengthen the corporation strategically, operationally and financially."

Kubasik’s successor as executive vice president of Electronic Systems will be named soon. "We have a number of strong internal candidates," said Stevens. "There will be no gap in leadership."

Currently, Kubasik serves as executive vice president of Lockheed Martin's Electronic Systems business area, with 2008 sales of $11.6 billion, a portfolio of more than 1,400 programs and customers in 43 nations. Prior to his appointment to that position in 2007, he was the corporation’s executive vice president and chief financial officer, responsible for financial strategies, processes and operations.

Kubasik received an Executive Engineering Certificate from Carnegie Mellon University in 2008 and has attended an Executive Program at Northwestern University's Kellogg School of Business. He also completed the Systems Acquisition Management Course for Flag Officers at the Defense Acquisition University, Fort Belvoir, Va. He received his bachelor’s degree (magna cum laude) from the University of Maryland in 1983.

Headquartered in Bethesda, Md., Lockheed Martin is a global security company that employs about 140,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services. The corporation reported 2008 sales of $42.7 billion.

Media Contact: Nettie Johnson, Vice President, Worldwide Media Relations, 301-897-6352; cell, 407-719-5982; e-mail, nettie.r.johnson@lmco.com

For additional information, visit our Web site: http://www.lockheedmartin.com